Exhibit 99(h)(3)(i)

AMENDED AND RESTATED
OMNIBUS FEE AGREEMENT

          AMENDED AND RESTATED AGREEMENT made as of the 1st day of January, 2009, by and between Citi Fund Services Ohio, Inc., formerly known as Citi Fund Services Ohio, Inc. (“Citi Ohio”), an Ohio corporation, Citi Fund Services (Cayman) Limited (“Citi Cayman”) and each entity that has executed this Agreement, as listed on the signature page hereto (each, a “Company”), each of which has a registered or principal office as set forth below its signature.

          WHEREAS, each “Cayman Company” (as noted on the signature page hereto) is an exempted company with limited liability under the laws of the Cayman Islands registered as a mutual fund under the Mutual Funds Law of the Cayman Islands, and has a single investment portfolio;

          WHEREAS, each “U.S. Company” (as noted on the signature page hereto) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and has one or more investment portfolios;

          WHEREAS, each Cayman Company and Citi Cayman has entered into a Master Services Agreement (the “Offshore MSA”), effective as of April 1, 2003 pursuant to which Citi Cayman provides certain administration, transfer agency, and fund accounting services to such Company;

          WHEREAS, each U.S. Company and Citi Ohio has entered into a Second Amended and Restated Master Services Agreement (the “Onshore MSA”), effective as of January 1, 2009 pursuant to which Citi Ohio provides certain administration, transfer agency, and fund accounting services for the investment portfolios of such Company;

          WHEREAS, the parties entered into an Omnibus Fee Agreement dated April 1, 2003, and amended July 1, 2005 and June 4, 2007 (the “Original Agreement”) to set forth the compensation payable by each Company under the foregoing agreements in a separate written document;

          WHEREAS, the parties wish to amend and restate the Original Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1.          Definitions.     The Onshore MSA and Offshore MSA shall be referred to collectively as the “Service Agreements.” Each investment portfolio, whether of a Cayman Company or a U.S. Company shall be referred to herein as a “Fund” and collectively as the “Funds.”

2. Fees.

          (a)       Administration and Fund Accounting. Each Company shall pay to Citi Ohio on the first business day of each month, or at such times as Citi Ohio shall request, fees for administration and fund accounting services provided under the Services Agreements as follows:

Administrative

Each Company shall pay an asset-based fee on its net assets computed daily at the annual rates set forth in the table below. Net assets shall be aggregated across all Companies (including the U.S. Companies, provided that such U.S. Companies are serviced by Citi Ohio pursuant to that certain Amended and Restated Sub-Administration Agreement between Citi Ohio and HSBC Global Asset Management (USA) Inc. dated January 1, 2009 (“the Sub-Administration Agreement”)) to determine the total asset-based fee for administration services provided by Citi Ohio for all Companies (the “Total Asset-Based Fee”). The aggregate asset-based fee payable by the Cayman Companies under this Agreement with respect to the administration services (the “Cayman Asset-Based Fee”) shall be equal to the proportionate share of net assets of the Cayman Companies to total aggregate net assets of all Companies (including net assets of the U.S. Companies, provided that such Companies are serviced by Citi pursuant to the Sub-Administration Agreement) multiplied by the Total Asset-Based Fee. Each Cayman Company shall then be charged its pro rata share of the Cayman Asset-Based Fee based on its pro rata share of net assets to the aggregate net assets of all Cayman Companies. Assets in any Fund (a “Feeder Fund”) that invests in another Fund (a “Master Fund”) shall be counted (and a fee charged thereon) in either the Feeder Fund or the Master Fund, but not both, provided that fees on such assets may be apportioned between the Feeder Fund and the Master Fund. For purposes of determining the fees payable for Administrative services, the value of each Company’s net assets shall be computed in the manner described in such Company’s governing documents (e.g., Memorandum and Articles of Association, Declaration of Trust, etc.) or in its offering documents (e.g., Prospectus or Statement of Additional Information, Offering Memorandum, etc.) as from time to time in effect for the computation of the value of such net assets in connection with the purchase and redemption of shares.

Base Fee:

On complex net assets of	Basis points

$0-$10 billion	3.5
$10-$20 billion	1.5
$20-$50 billion	0.75
>$50 billion	0.5

Regulatory Administration Fee       $115,000 per year

Fund Accounting

Each Company shall pay an annual fee with respect to its Funds as follows:

Per Fund:

Master/Feeder Structure
HSBC Investor International Equity Portfolio	$50,000
All other Master Funds	$40,000
Feeder Funds	$9,000

Non-Master/Feeder Structure
All other Non-Master/Feeder Funds	$35,000

Per Additional Class of any Fund (whether Master/Feeder Structure on Non-Master/Feeder Structure)               $5,000

          (b) Transfer Agency. Each Company, other than HSBC Investor Portfolios, shall pay to Citi Ohio on the first business day of each month, or at such times as Citi Ohio shall request, fees for transfer agency services provided under the Services Agreements during the prior month as follows:

Per Fund	$22,000
Per additional class of any Fund:	$2,500
Per Open Account in excess of 350 in any Fund	$12.00
Per Closed Account	$2.00

For these purposes, the following categories constitute an open account on the Citi system in any one month: open account with balance, open account with zero balance, or open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

AML Fees*

Base Fee	$7,000 per year
Identity Checks	$0.17 per record
Early Warning Fraud Software	$575 per year
Equifax	$5 per search

*AML Services Fees are for all Funds. Annual fees will be charged to each Company on a pro rata basis, based on the number of Company Funds.

          (c) If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Citi’s compensation for that part of the month for which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

          3. Expenses.

          (a)          In addition to the fees set forth above, each Company agrees to reimburse Citi Ohio for all of its (or Citi Cayman’s) reasonable out-of-pocket expenses in providing services hereunder on behalf of such Company, including without limitation, the following:

(i)	All freight and other delivery and bonding charges incurred by Citi Ohio or Citi Cayman in delivering materials to and from the Company and in delivering all materials to shareholders;
(ii)

Costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

(iii)

All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Citi Ohio or Citi Cayman in communication with the Company, the Company’s investment adviser or custodian, dealers, shareholders or others as required to perform the services to be provided hereunder;

(iv)

Charges for pricing information obtained from third party vendors for use in pricing the securities of each Fund’s portfolio, which shall not exceed the amount that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors,

(v)	Sales taxes paid on behalf of the relevant Company;
(vi)	The cost of microfilm or microfiche of records or other electronic retention of records and other materials;
(vii)	Check processing fees;
(viii)	Records retention / storage fees;
(ix)	Fulfillment;
(x)	IRA custody and other related fees;
(xi)	NSCC and related costs;
(xii)	Any banking charges associated with the applicable Funds;
(xiii)	All corporate action services;
(xiv)	Costs of board book production;
(xv)	Costs of all other shareholder correspondence;
(xvi)	Post office boxes;
(xvii)	Any expense Citi Ohio or Citi Cayman shall incur at the written direction of an officer of the Company;
(xviii)	Any additional expenses reasonably incurred by Citi Ohio or Citi Cayman in the performance of its duties and obligations under this Agreement.

(b)	In addition, Citi Ohio and Citi Cayman shall be entitled to receive the following fees:
(i)

A fee for managing and overseeing the report, print and mail functions performed by Citi Ohio or Citi Cayman using third-party vendors, not to exceed $.04 per page for Board meeting materials, tax forms and statements of average cost, and $.03 per page for daily confirmations, periodic statements, new account letters and maintenance letters; fees for programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;

(ii)

System development, programming, testing and review fees, billed at the rate of $150 per hour, as approved by the Company, and all systems-related expenses, agreed upon in advance, associated with the provision of special reports and services agreed between the parties;

	(iii)	Fees for custom programming and development of custom interfaces, billed at a mutually agreed upon rate;
	(iv)	Ad hoc reporting fees, billed at a mutually agreed upon rate;
	(v)	Interactive Voice Response System fees, charged according to Citi’s standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected;
	(vi)	Expenses associated with the tracking of “as-of” trades, billed at the rate of $50 per hour, as approved by the Company; and
	(vii)	Expenses associated with Citi’s anti-fraud procedures and the performance of delegated services under the written anti-money laundering program adopted by the Company.
(viii)

Fees for pricing information used in connection with pricing the securities and other investments of each Fund, provided that the Fund shall not be charged an amount greater than the amount the Fund would be charged if it obtained the information directly from the relevant vendor or vendors, including costs incurred by Citi to Fair Value Information Vendors (as defined in the Onshore MSA) with respect to the provision of fair value pricing information to Citi for use in valuing the portfolio holdings of a specific Fund or Funds that the Company designates as being subject to fair value determinations and for which services are to be provided by Citi hereunder (such costs shall be incurred at the discounted group rate made available to Citi clients, if applicable);

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

CAYMAN COMPANIES:

Signed by the authorized representative of HSBC INVESTOR INTERNATIONAL FUND, LTD.		Signed by the authorized representative of HSBC INVESTOR OPPORTUNITY FUND, LTD

By: /s/ Richard A. Fabietti		By: /s/ Richard A. Fabietti
Name: Richard A. Fabietti		Name: Richard A. Fabietti
Title: President		Title: President

Signed by the authorized representative of HSBC LARGE CAP GROWTH EQUITY FUND, LTD.		Signed by the authorized representative of HSBC INVESTOR LARGE CAP VALUE EQUITY FUND, LTD.

By:	/s/ Richard A. Fabietti	By: /s/ Richard A. Fabietti
Name: Richard A. Fabietti		Name: Richard A. Fabietti
Title: President		Title: President

Signed by the authorized representative of
HSBC of HSBC INVESTOR TREASURY
RESERVES FUND, LTD.

By: /s/ Richard A. Fabietti
Name: Richard A. Fabietti
Title: President

U.S. COMPANIES:

HSBC INVESTOR PORTFOLIOS

By: /s/ Richard A. Fabietti
Name: Richard A. Fabietti
Title: President

HSBC ADVISOR FUNDS TRUST		HSBC INVESTOR FUNDS TRUST

By:	/s/ Richard A. Fabietti	By: /s/ Richard A. Fabietti
Name: Richard A. Fabietti		Name: Richard A. Fabietti
Title: President		Title: President

CITI COMPANIES:

CITI FUND SERVICES (CAYMAN) LTD.		CITI FUND SERVICES OHIO, INC.

By: /s/ Catherine Brady		By: /s/ Fred Naddaff
Name: Catherine Brady		Name: Fred Naddaff
Title: Director		Title: President